EXHIBIT 4.01

  TJ INTERNATIONAL, INC. KEY EMPLOYEES' 1996 STOCK OPTION PLAN

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         THE TJ INTERNATIONAL, INC. KEY EMPLOYEES' 1996
                        STOCK OPTION PLAN


         This plan is a stock option plan that contains both "incentive" stock option and nonstatutory stock option provisions (the "Plan"), under which options can be granted from time to time to eligible employees of TJ INTERNATIONAL, INC., a Delaware corporation (the "Company"), or any of its subsidiary corporations (the "Option Holders"), to purchase shares of the Company's $1.00 par value common stock ("Stock") subject to the limitations, provisions and requirements hereinafter stated.

         1.    Purpose of the Plan.

         The general purpose of the Plan is to aid in attracting, developing and retaining a management capable of insuring the future success of the Company. The Plan is designed to aid the Company in retaining the services of key management employees of the Company, or any of its subsidiaries, including the officers of the Company, as may be determined in the discretion of the Board of Directors from time to time; to attract new management personnel needed for future operations and growth; to offer such present and future key employees additional incentives to put forth maximum efforts for the future success of the Company; and to afford them opportunities to obtain or increase a proprietary interest in the Company, and thereby, to have an opportunity to share in such future success.

         Options granted under this Plan are intended to qualify either as "incentive" stock options ("Incentive Options") under IRC Section 422A of the Internal Revenue Code of 1986, as now or hereafter amended ("Internal Revenue Code"), or, if so elected by the Board of Directors, as stock options which do not meet the requirements of IRC Section 422A of the Internal Revenue Code ("Nonstatutory Options"). Incentive Options and Nonstatutory Options are collectively referred to as "Options."

         2.    Administration of the Plan.

         (a) The Plan shall be administered by the Board of Directors of the Company.

         (b) Subject to the provisions of the Plan, the Board of Directors shall have authority in its discretion (i) to construe and interpret the Plan and all Options granted hereunder, to determine the terms and provisions (and amendments thereof) of the Options granted under the Plan (which need not be identical), including such terms and provisions (and amendments) as shall be required in the judgment of the Board of Directors to provide that Incentive Options under the Plan will be treated as "incentive" stock options under the Internal Revenue Code or to conform to any change in any law or regulation applicable thereto; (ii) to define the terms used in the Plan and in the Options granted thereunder; (iii) to prescribe, amend or rescind rules and regulations relating to the Plan; (iv) to determine the individuals to whom and the time or times at which Options shall be granted, the types of Options granted, the number of shares subject to each Option, the exercise price for Options, and the duration of leaves of absence which may be

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granted to participants without constituting a termination of their employment for the purposes of the Plan; (v) to make all other determinations necessary or advisable for the administration of the Plan; and (vi) to exercise all powers expressly granted to the Board of Directors by this Plan and all other powers deemed by the Board of Directors, in its discretion, to be necessary or desirable to accomplish the intent and purposes of the Plan. All determinations and interpretations made by the Board of Directors shall be binding and conclusive on all participants in the Plan and on their legal representatives and beneficiaries.

         (c) Any action of the Board of Directors with respect to the Plan shall be taken by a majority vote at a meeting of the Board of Directors or by written consent of a majority of the Board of Directors without a meeting.

         (d) The Board of Directors may, if it deems advisable, appoint a Stock Option Committee, consisting of not less than two
(2) Non-Employee Directors of the company appointed by the Board of Directors, to carry out such functions and to serve such terms as the Board may designate. However, all Options granted under this Plan shall be granted by the Board of Directors of the Company unless the Board expressly authorizes the Stock Option Committee to grant Options under this Plan. For purposes of this Plan, "Non -Employee Director" means a director who meets the criteria of Rule 16b-3(b)(3)(i) of the Securities Exchange Act of 1934 (i.e., a director who, at the time he exercises discretion concerning this plan (1) is not an officer or employee of the Company or any subsidiary or parent of the Company; (2) does not receive compensation, either directly or indirectly, from the Company or any subsidiary or parent of the Company in any capacity other than as a director, except for an amount that would not need to be disclosed under 17 C.F.R. Section 229.404(a); (3) does not possess an interest in any other transaction required to be disclosed under 17 C.F.R. Section 229.404(a); and (4) is not engaged in a business relationship required to be disclosed under 17 C.F.R. Section 229.404(a)).

         3.    Maximum Number of Shares Subject to Plan.

         The Board of Directors may grant Options to purchase from the Company not more than One Million Five Hundred Thousand (1,500,000) shares of Stock, subject to adjustment in accordance with Section 13 of the Plan. If any Option granted hereunder shall expire or terminate for any reason without having been exercised in full, the unpurchased shares of Stock subject thereto shall (unless the Plan shall have been terminated) again be available for other Options to be granted under the Plan. Shares of Stock subject to Options granted under this Plan may be made available, as the Board of Directors of the Company shall determine from time to time, from authorized but unissued shares of Stock or issued shares of Stock which have been reacquired by the Company. Shares of Stock delivered under the Plan shall be fully paid, validly issued and nonassessable.

         4.    Selection of Option Holders.

         Options shall be granted only to such key management employees, including officers of the Company or any of its subsidiaries, as may from time to time be selected by the Board of Directors of the Company, subject to the provisions herein contained. No Option shall be granted

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to a Director or officer who is not an employee of the Company or one of its subsidiaries. No Incentive Option shall be granted to an employee who immediately before such grant owned stock representing more than ten percent (10%) of the voting power or value of all classes of stock of the Company or any of its subsidiaries unless the exercise price is at least one hundred ten percent (110%) of the fair market value of the Stock subject to the Incentive Option at the time of the grant, and such Incentive Option is not exercisable more than five (5) years after the date such Option was granted.

         5.    Duration of Plan and Options.

         Unless the Plan shall theretofore have been terminated as provided in Section 18, no Options shall be granted under this Plan later than December 18, 2006. Notwithstanding any other provision of this Plan, no Option may be exercised after ten (10) years from the date of grant of such Option. Unexercised Options shall expire ten (10) years after date of grant.

         6.    Terms of Options.

         (a) The exercise price per share of Stock subject to each Option shall be determined by the Board of Directors of the Company at the time of granting each individual Option hereunder and shall be set forth in the applicable Option Agreement; but in no event shall the exercise price of an Option be less than the fair market value of the Company's Stock on the date the Option is granted. The fair market value of such shares shall be determined by the Board of Directors on the basis of published market quotations; but in no event shall the fair market value so determined be less than the closing price of the publicly traded shares of Stock on the trading day immediately preceding the date on which the Option is granted, as quoted in the Wall Street Journal or successor generally recognized business journal or, if such business journal does not list the published market quotation, then on the NASDAQ reporting system or successor reporting system.

         (b) The Board of Directors shall have authority in its discretion to prescribe in any Option Agreement the time or times when an Option may be exercised and the number of shares of Stock subject to the Option. Each Option shall expire and all rights to purchase Stock thereunder shall cease on the date fixed by the Board in the Option Agreement.

         7.    Incentive Options.

         The provisions of this Section 7 apply only to Incentive
Options:

         The aggregate fair market value (determined as of the date of grant) of shares of Stock for which "incentive" stock options are exercisable for the first time by an employee under all stock option plans of the Company or any of its subsidiaries, shall not exceed $100,000 during any calendar year.

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         8.    Time of Option Grant.

         No Option shall be deemed to have been granted until it has been duly executed in writing by the Company. The grant of an Option pursuant to the Plan shall be effective as of the date of the Board meeting (or written consent in lieu of a meeting) approving the grant of the Option, but only if a written Option Agreement containing the terms and conditions of the Option shall thereafter be duly executed and delivered by or on behalf of the Company and the employee to whom such Option is granted. The Option Agreement shall be dated as of the date of the meeting
(or written consent) of the Board of Directors at which grant of the Option was approved.

         9.    Exercise of Options.

         (a) Except as hereinafter expressly provided, no Option, whether Incentive or Nonstatutory, may be exercised at any time unless the Option Holder thereof is at the time of exercise an employee of the Company or one of its subsidiaries. After an Option or an installment of an Option becomes exercisable, such Option or installment may be exercised in full or in part at any time prior to its expiration or termination as provided in this Plan.

         (b) Options may be exercised by giving written notice to the Company specifying the number of shares of Stock to be acquired, accompanied by the entire exercise price for such shares either (i) in cash (or by certified or cashier's check or money order), or (ii) in the form of an assignment to the Company of sufficient other shares of Stock, which have been owned by the Option Holder for at least six months before the date of exercise, having a fair market value equalling such exercise price, or (iii) in a combination of such cash and Stock. If shares of Stock are used to pay the exercise price in whole or in part, such shares shall be valued on the basis of published market quotations; but in no event shall the fair market value so determined be less than the closing price of the publicly traded shares of Stock on the trading day immediately preceding the date on which the Option Holder exercises the Option, as quoted in the Wall Street Journal or successor generally recognized business journal or, if such business journal does not list the published market quotation, then on the NASDAQ reporting system or successor reporting system.

         (c) Payment of the exercise price may also be made by delivering to the Company a properly executed exercise notice together with irrevocable instructions to the Company to deliver, to a securities broker specified in the notice, the certificate for the Stock acquired upon exercise of the Option and further irrevocable instructions to the specified broker to deposit the Stock in the Option Holder's cash account (if the Stock is to be sold to pay the exercise price) or his/her margin account (if the exercise price is to be funded by a margin loan) and to promptly deliver to the Company the Stock sale or margin loan proceeds in the amount of the exercise price. The Board of Directors may adopt regulations establishing a mechanism by which this payment method shall be implemented in accordance with Federal Reserve Board Regulation T.

         (d) In addition to payment of the exercise price upon exercise of an Option under this Plan, the Company shall require the recipient of the Stock to remit to the Company an amount

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sufficient to satisfy all applicable federal and state income tax withholding requirements resulting from the exercise, either (i) in cash (or by certified or cashier's check or money order), or
(ii) in the form of an assignment to the Company of sufficient other shares of Stock which have been owned by the Option Holder for at least six months before the date of exercise, having a fair market value equalling such withholding tax, or (iii) in a combination of such cash and Stock. Stock surrendered under this
Section 9(d) shall be valued at its fair market value on the date the amount of withholding tax is determined.

         (e) Notwithstanding anything contained herein to the contrary, the issuance date of the shares of Stock issued upon the exercise of the Option shall be the date the cash and/or Stock received by the Company is appropriately recorded in the Company's books and records. No person entitled to exercise any Option granted under the Plan shall have any of the rights and privileges of a shareholder of the Company in respect to any shares of Stock issuable upon exercise of such Option until certificates representing such shares shall have been issued and delivered.

         10.   Stock Ownership Guidelines.

         The Company anticipates that some of the Options granted pursuant to this Plan will be granted under the Company's Long Term Stock Ownership Incentive Program to eligible executives ("Executives") who satisfy Stock ownership guidelines set forth in the Company's Leveraged Stock Purchase Plan (the "Stock Purchase Plan"). If Options are granted under this Plan to an Executive because the Executive has satisfied the Stock ownership guidelines in the Stock Purchase Plan and the Executive later sells, or otherwise transfers, enough Stock of the Company so that the Executive no longer satisfies the applicable Stock ownership guideline, the Board of Directors may, in its discretion, cancel all or any part of the then unexercised Options held by the Executive under this Plan.

         11.   Special Exercise Provisions.

         At any time after the date of grant, an Option shall be exercisable (notwithstanding any contrary provisions of this Plan or any Option Agreement under this Plan) with respect to the full number of shares subject to that Option:

               (1) During the period commencing as of the effective date of any agreement entered by the Company or the shareholders of the Company to dispose of all or substantially all of the assets or stock of the Company by means of a sale, reorganization, liquidation, or otherwise, and ending two (2) years after the disposition of assets or stock contemplated by the agreement; or

               (2)       During the two (2) year period
commencing on the date any person or group (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of
1934) commences, or announces the intent to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by the person or group of at least thirty percent (30%) of the common stock then outstanding, or acquires, or

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obtains the right to acquire, beneficial ownership of at least twenty percent (20%) of the common stock then outstanding.

         12.   Termination of Employment.

         (a) If an Option Holder's employment with the Company is terminated for cause (as defined in Section 12(e)) or if the Option Holder voluntarily terminates employment with the Company for any reason other than death, permanent and total disability or retirement after age 55 pursuant to the terms of a retirement program of the Company, the Option Holder may exercise his/her Options that were exercisable as of his/her last day of employment within thirty (30) days after the date he/she ceased employment. Any Options that were not yet exercisable as of the Option Holder's last day of employment shall immediately be cancelled on the date he/she ceases employment. All Options not exercised by the Option Holder shall expire on the thirty-first
(31st) day after the Option Holder's last day of employment.

         (b) If an Option Holder's employment with the Company is terminated involuntarily but not for cause (as defined in Section 12(e)), the Option Holder may exercise his/her Options that were exercisable as of his/her last day of employment during a period to be determined by the Board of Directors of the Company, but in no event less than thirty (30) days or more than one (1) year for Incentive Options and two (2) years for Nonstatutory Options after his/her last day of employment. The Board of Directors shall also have discretion to determine what additional Options, if any, held by the Option Holder on his/her last day of employment shall be exercisable during the exercise period the Board establishes.

         (c) If an Option Holder retires after reaching age fifty-five (55) pursuant to the terms of a retirement program of the Company, his/her Options that were exercisable as of his/her last day of employment shall continue to be exercisable and, for each year of the Option Holder's service with the Company, an additional three percent (3%) of his/her Options that were not previously exercisable shall become immediately exercisable upon his/her retirement. Incentive Options shall continue to be exercisable until the earlier of the expiration date and two (2) months after the Option Holder's retirement; and Nonstatutory Options shall continue to be exercisable until the earlier of the expiration date and two (2) years after the Option Holder's retirement.

         (d) A leave of absence approved in writing by the Chief Executive Officer of the Company or, in the case of the Chief Executive Officer, by the Board of Directors, shall not be deemed a termination of employment for the purposes of this
Section 11; but no Option may be exercised during any such leave of absence except during the first three (3) months thereof.

         (e) For purposes of this Plan, "cause" means the Option Holder has (i) committed any act detrimental to the Company's interest, such as any form of dishonesty, including theft; criminal or other conduct involving moral turpitude connected with employment or that otherwise reflects adversely upon the Company's reputation or operations; violation of any noncompetition agreement; unauthorized disclosure of proprietary or confidential information; sabotage or destruction of the Company's property or equipment; refusal to return property, documents, or information belonging to or originating with the Company; willful or intentional violation or disregard of Company policy; repeated performance or conduct problems; refusal to follow supervisory directions or instructions; unlawful harassment or discrimination; or similar acts or reasons; or (ii) engaged in any other type of conduct or behavior detrimental to the Company's safe and efficient operation, the orderly closure, elimination, sale, leasing or subcontracting out of the Option Holder's job, operation or department, and/or its other business interests.

         13.   Death/Disability of the Option Holder.

         (a) If an Option Holder dies or becomes totally and permanently disabled while employed by the Company, all of his/her Options, whether or not previously exercisable, shall become exercisable upon the date of his/her death or disability. The Options shall continue to be exercisable until the earlier of the expiration date of the Option and two (2) years from the date of death or disability; provided that in the case of an Option Holder's disability, all Incentive Options shall expire no later than one (1) year after the date of disability.

         (b) If an Option Holder dies after termination of employment with the Company, the Options that were exercisable on the date of his/her death may be exercised by the personal representative of his/her estate, his/her heir or his/her legatee until the earlier of the expiration date of the Option and two
(2) years from the date of death.

         (c) If deemed by the Board of Directors to be in the best interest of the Company, any Option granted to an Option Holder who is not a citizen of the United States may include a cash settlement right ("Cash Settlement Right"). Cash Settlement Rights shall be subject to such terms and conditions not inconsistent with the other provisions of this Plan as the Board of Directors shall determine, provided that:

               (1)       A Cash Settlement Right shall be
exercisable only after the Option Holder's death, by a legatee or legatees of the Cash Settlement Right under the Option Holder's last will, by the personal representative of the Option Holder's estate or by the Option Holder's heirs or distributees, and only to the extent the Option in which the Cash Settlement Right is included is exercisable. Notwithstanding the preceding sentence, a Cash Settlement Right is exercisable only when the fair market value of a share of Stock exceeds the exercise price specified in the Option.

               (2) A Cash Settlement Right shall entitle the Option Holder's legatee, personal representative, heir or distributee (as the case may be) to surrender to the Company unexercised the Option, or portion thereof, to which it is related, or any portion thereof, and to receive from the Company in exchange therefor cash in an amount equal to the excess of the fair market value on the date of exercise of one share of Stock over the exercise price per share specified in such Option multiplied by the number of shares of Stock subject to the Option, or portion thereof, which is so surrendered. The Board of Directors may elect to settle the Company's obligation arising out of the exercise of a Cash Settlement Right by payment of cash or by check.

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         14.   Adjustments.

         The number of shares subject to the Plan and to Options granted under the Plan shall be adjusted as follows:

         (a) In the event that the Company's outstanding common stock is changed by any stock dividend, stock split or combination of shares, the number of shares subject to the Plan and to Options therefore granted thereunder and the exercise price of such Options shall be proportionately adjusted; provided, however, that no fractional share or shares shall be effected by such an event.

         (b) In the event of any merger or consolidation of the Company with any other corporation or corporations, there shall be substituted for each share of Stock then subject to the Plan, whether or not at the time subject to the outstanding Options, the number and kind of shares of stock or other securities into which each outstanding share of Stock of the Company shall be converted by such merger or consolidation.

         15.   Disclosure.

         If an employee shall sell or otherwise dispose of the Stock acquired upon exercise of any Incentive Option either (i) before the expiration of a two (2) year period after the date of the grant of the Incentive Option, or (ii) before the expiration of a one (1) year period after the transfer of the Stock to him/her, the employee agrees to inform the Company of such sale and all details thereof, including the number of shares sold, selling price, ordinary income realized thereon, and such other reasonable details as may be requested by the Company.

         16.   Effective Date of Plan.

         The effective date of this Plan shall be December 19, 1996, subject to subsequent approval thereof by the holders of one-half (1/2) of all the issued and outstanding voting stock in the Company.

         17.   Non-Transferability of Options.

         (a) Except as provided in subsection (b) next below, no Option granted under this Plan shall be transferrable by any Option Holder otherwise than by will or the laws of descent and distribution; and, during an Option Holder's lifetime, his/her Options shall be exercisable only by him/her.

         (b) Notwithstanding the provisions of subsection (a) above, an Option Holder, at any time before his/her death, may assign all or any portion of any Nonstatutory Option granted to him/her to (i) his/her spouse or lineal descendant, (ii) the trustee of a trust for the primary benefit of his/her spouse or lineal descendant, or (iii) a partnership of which his/her spouse and lineal descendants are the only partners. In such event, the spouse, lineal descendant, trustee or partnership will be entitled to the right to exercise the assigned portion of such Option, subject

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to all of the terms, conditions and restrictions applicable to the Option, as set forth in this Plan and in the related Option Agreement immediately prior to the effective date of the assignment. (For example, the provisions of this Plan and the Option Agreement dealing with termination of employment, death and disability shall continue to apply with respect to the Option Holder's termination of employment, death or disability and not with respect to the termination of employment, death or disability of any other person to whom the Option has been assigned.) Any such assignment will be permitted only if (i) the Option Holder does not receive any consideration therefor, and
(ii) the assignment is expressly permitted by the applicable Option Agreement as approved by the Board of Directors. Any such assignment shall be evidenced by an appropriate written document executed by the Option Holder, and a copy thereof shall be delivered to the Company on or before the effective date of the assignment.

         18.   Termination and Amendment.

         The Board of Directors of the Company may at any time suspend or terminate the Plan. The Board may also amend or revise the terms of the Plan. However, no such action shall:

         (i)   Change the class of employees eligible to receive
Options;

         (ii) Without the consent of the Option Holder, change or impair any Option previously granted;

         (iii) Increase the maximum number of shares subject to Options hereunder;

         (iv)  Change the minimum exercise price;

         (v)   Change the limitations on the Options; or

         (vi) Increase the time limitations on the grant of Options.

         Nothing in this Section 18 shall prevent adjustments required by Section 14 hereof.